Exhibit 10.36

                              EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT, dated as of the 13th day of July, 2005 is between Conseco Services, LLC, an Indiana limited liability company ("Company"), and Steven M. Stecher ("Executive").

     WHEREAS, the services of Executive and his managerial and professional experience are of value to the Company.

     WHEREAS, the Company desires to continue to have the benefit and advantage of the services of Executive for an extended period to assist the Company and Conseco, Inc. ("Conseco") upon the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Employment. The Company hereby employs Executive and Executive hereby accepts employment upon the terms and conditions hereinafter set forth.

     2. Term. The effective date of this agreement (the "Agreement") shall be the date set forth above (the "Effective Date"). Subject to the provisions for termination as provided in Section 10 hereof, the term of Executive's employment under this Agreement shall be the period beginning on the Effective Date and ending on the third anniversary of the Effective Date. The term of Executive's employment shall be automatically renewed for successive one-year terms on July 13, 2008 and each succeeding July 13 unless either party elects not to renew this Agreement by serving written notice of such election not to renew on the other party at least 90 days prior to such July 13. As used in this Agreement, the "Term" is the period ending on July 13, 2008 or, if this Agreement has been renewed, the one-year period relating to the last renewal. The Term shall end upon the termination of Executive's employment with the Company.

     3. Duties. During the Term, Executive shall be engaged by the Company in the capacity of Executive Vice President, Chief Operations Officer of Conseco Insurance Group, and shall have responsibility for management of the day-to-day operations of Conseco Insurance Group. Executive shall report to the President of Conseco Insurance Group regarding the performance of his duties.

     4. Extent of Services. During the Term, subject to the direction and control of the President of Conseco Insurance Group and the President of Conseco, Executive shall have the power and authority commensurate with his executive status and necessary to perform his duties hereunder. Executive shall devote his entire employable time, attention and best efforts to the business of the Company and, during the Term, shall not, without the consent of the Company, be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage; provided, however, that, subject to Section 9 hereof, this shall not be construed as preventing Executive from serving on boards of professional, community, civic, education, charitable and corporate organizations on which he

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presently serves or may choose to serve or investing his assets in such form or manner as will not require any services on the part of Executive in the operation of the affairs of the companies in which such investments are made (to the extent not in violation of the noncompete and nonsolicitation provisions of
Section 9 hereof); provided, however, that corporate organizations shall be limited to those which Executive presently serves, if any, as listed on Exhibit A and such others as mutually agreed upon by Executive and the Company.

     5. Compensation. During the Term:

          (a) As compensation for services hereunder rendered during the Term hereof, Executive shall receive a base salary ("Base Salary") of Three Hundred Twenty-Five Thousand Dollars ($325,000) per year payable in equal installments in accordance with the Company's payroll procedure for its salaried executives, provided, however, that Executive's Base Salary shall increase to Four Hundred Thousand Dollars ($400,000) per year after Executive acquires residential housing in the Indianapolis/Carmel area which he utilizes as his primary residence (the "Relocation Effective Date"). Salary payments and other payments under this Agreement shall be subject to withholding of taxes and other appropriate and customary amounts. Executive may receive increases in his Base Salary from time to time, based upon his performance, subject to approval of the Company.

          (b) In addition to Base Salary, Executive will have an opportunity to earn a bonus each year as determined by the Company, with a target annual bonus equal to 50% of Executive's Base Salary (the "Target Bonus") and a maximum annual bonus of 100% of Executive's Base Salary with respect to any calendar year, with such bonus payable at such time that other similar payments are made to other Company executives, provided, however, that Executive's Target Bonus shall increase to 100% of Executive's Base Salary with a maximum annual bonus of 200% of Executive's Base Salary after the Relocation Effective Date. For purposes of clarification, annual executive bonuses are generally paid in March of the year following the year with respect to which such bonuses are payable, if Executive remains employed with the Company through such date or as otherwise payable under Section 11 of this Agreement. Notwithstanding the above, (i) Executive's 2005 bonus (payable in 2006) will be calculated on a pro rata basis based on the number of days in 2005 prior to the Relocation Effective Date and the number of days from and after the Relocation Effective Date (taking into account his Target Bonus percentage for each respective period in 2005) and
     (ii) a pro-rata portion of the 2008 bonus (or a pro-rata portion of the applicable bonus in any year this Agreement is not renewed) will be paid at the same time that similar payments are made to other Company executives if Executive remains employed through the end of the Term. The Target Bonuses will be based on financial and other objective targets that the Company believes are reasonably attainable at the time that they are set.

          (c) As soon as reasonably practicable after the Relocation Effective Date, Executive will receive an award of options to purchase 30,000 shares of common stock with an exercise price equal to the fair market value on the date of the grant and an award of 10,000 shares of restricted stock. One hundred percent (100%) of the options will vest over a 4-year period beginning on the date of the grant of the equity awards (the "Grant Date"), with one-fourth vesting on each anniversary of the Grant Date. Fifty percent (50%) of the restricted stock will vest on the second anniversary of the Grant Date, with

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     the other fifty percent (50%) vesting on the third anniversary of the Grant
     Date. Executive shall also be eligible to participate in and receive future grants under any stock option or equity-based program offered by Conseco to executives of similar title and responsibility, if any, subject to the discretion of the Board of Directors of Conseco (the "Board").

          (d) Executive agrees to secure residential housing in the Indianapolis/Carmel area, as soon as reasonably practicable after the Effective Date, which he shall utilize as his primary residence. The Company shall reimburse Executive for relocation expenses, with reimbursement of (i) the first $60,000 to be paid in cash as soon as reasonably practical after the Relocation Effective Date, (ii) up to $35,000 based on a 7% commission on the sale of his current primary residence to be paid in cash after Executive notifies the Company of such sale and provides applicable documentation and (iii) up to $15,000 for packing and transporting household possessions by a national van line to be paid in cash after Executive provides applicable documentation of such cost; provided, however, if Executive voluntarily resigns from employment with the Company (other than With Reason) prior to the second anniversary of the Relocation Effective Date, Executive shall repay the Company all such relocation expenses reimbursed or otherwise paid by the Company. Executive shall not be entitled to reimbursement of any amount set forth above unless the Relocation Effective Date is on or before September 15, 2005.

     6. Fringe Benefits. During the Term:

          (a) Executive shall be entitled to participate in such existing executive benefit plans and insurance programs offered by the Company (including, without limitation, any group life, medical, dental, accident or disability insurance programs and any pension, profit sharing, retirement, deferred compensation or savings program), or which it may adopt from time to time, for its executive management or supervisory personnel generally, in accordance with the eligibility requirements for participation therein. Nothing herein shall be construed so as to prevent the Company from modifying or terminating any executive benefit plans or programs, or executive fringe benefits, that it may adopt from time to time.

          (b) Executive shall be entitled to four weeks of vacation with pay each year.

          (c) Executive may incur reasonable expenses for promoting the Company's business, including expenses for entertainment, travel, and similar items. The Company shall reimburse Executive for all such reasonable expenses upon Executive's periodic presentation of an itemized account of such expenditures. The Company agrees to pay Executive an additional amount to cover the incremental additional income taxes incurred by Executive, if any, with respect to payment or reimbursement of any reasonable business expenses pursuant to this subsection (c).

     7. Disability. If Executive shall become physically or mentally disabled during the Term to the extent that his ability to perform his duties and services hereunder is materially and adversely impaired, his Base Salary, bonus and other compensation provided herein shall continue while he remains employed by the Company; provided, that if such disability (as confirmed by competent medical evidence) continues for at least six (6) consecutive months, the

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Company may terminate Executive's employment hereunder, in which case the
Company immediately shall pay Executive a cash payment equal to (i) his annual Base Salary as provided in Section 5(a) hereof to the extent earned but unpaid as of the date of termination, (ii) a pro-rata portion of the Target Bonus for the year in which his disability occurs plus the Target Bonus for the preceding year if his disability occurs after year-end but before such bonuses are paid and (iii) the amounts payable pursuant to Section 5(d) hereof (to the extent not already paid). However, any options or restricted stock held by Executive on the date of termination shall vest only through the date of termination according to the normal vesting schedule applicable to such options or restricted stock and Executive shall not receive any accelerated or additional vesting of such stock or options due to termination under this Section 7 on or after such date. No payments or vesting under this paragraph will be made if such disability arose primarily from (a) chronic use of intoxicants, drugs or narcotics (other than drugs prescribed to Executive by a physician and used by Executive for their intended purpose for which they had been prescribed) or (b) intentionally self-inflicted injury or intentionally self-induced illness.

     8. Disclosure of Information. Executive acknowledges that, in and as a result of his employment with the Company, he has been and will be making use of, acquiring and/or adding to confidential information of the Company and its affiliates of a special and unique nature and value. As a material inducement to the Company to enter into this Agreement and to pay to Executive the compensation stated in Section 5, as well as any additional benefits stated herein, Executive covenants and agrees that he shall not, at any time while he is employed by the Company or at any time thereafter, directly or indirectly, divulge or disclose for any purpose whatsoever, any confidential information (whether or not specifically labeled or identified as "confidential information"), in any form or medium, that has been obtained by or disclosed to him as a result of his employment with the Company and which the Company or any of its affiliates has taken appropriate steps to safeguard, except to the extent that such confidential information (a) becomes a matter of public record or is published in a newspaper, magazine or other periodical available to the general public, other than as a result of any act or omission of Executive, (b) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, in which event Executive shall give prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order or confidential treatment, or (c) must be disclosed to enable Executive properly to perform his duties under this Agreement. Upon the termination of Executive's employment, Executive shall return such information (in whatever form) obtained from or belonging to the Company or any of its affiliates which he may have in his possession or control.

     9. Covenants Against Competition and Solicitation. Executive acknowledges that the services he is to render to the Company and its affiliates are of a special and unusual character, with a unique value to the Company and its affiliates, the loss of which cannot adequately be compensated by damages or an action at law. In view of the unique value to the Company and its affiliates of the services of Executive for which the Company has contracted hereunder, because of the confidential information to be obtained by, or disclosed to, Executive as set forth in Section 8 above, and as a material inducement to the Company to enter into this Agreement and to pay to Executive the compensation stated in Section 5 hereof, as well as any additional benefits stated herein, and other good and valuable consideration, Executive covenants and agrees that throughout the period Executive remains employed or compensated hereunder

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and for one year thereafter, Executive shall not, directly or indirectly, anywhere in the United States of America (i) render any services, as an agent, independent contractor, consultant or otherwise, or become employed or compensated by any other corporation, person or entity that derives a non-incidental portion of its revenue from the business of selling or providing annuity, life, accident or health insurance products or services; (ii) in any manner compete with the Company or any of its affiliates with respect to lines of business that the Company and its affiliates derive more than a non-incidental portion of their revenue from or with respect to which the Company and its affiliates have made a significant investment in; (iii) solicit or attempt to convert to other insurance carriers or other corporations, persons or other entities providing these same or similar products or services provided by the Company and its affiliates, any customers or policyholders of the Company or any of its affiliates or (iv) solicit for employment or employ any individual who was employed by the Company or any of its affiliates during the term of this Agreement. Notwithstanding the preceding sentence, if the Company terminates Executive for Just Cause (as defined in Section 10(b) of this Agreement), the provisions of clauses (i) and (ii) of the preceding sentence will not apply. Should any particular covenant or provision of this Section 9 be held unreasonable or contrary to public policy for any reason, including, without limitation, the time period, geographical area, or scope of activity covered by any restrictive covenant or provision, the Company and Executive acknowledge and agree that such covenant or provision shall automatically be deemed modified such that the contested covenant or provision shall have the closest effect permitted by applicable law to the original form and shall be given effect and enforced as so modified to whatever extent would be reasonable and enforceable under applicable law.

     10. Termination.

          (a) Either the Company or Executive may terminate his employment at any time for any reason upon written notice to the other. The Company may terminate Executive's employment for Just Cause pursuant to Section 10(b) below or in a Control Termination pursuant to Section 10(c) below. Executive's employment shall also terminate (i) upon non renewal of the Agreement, (ii) upon the death of Executive, (iii) after disability of Executive pursuant to Section 7 hereof or (iv) by Executive's termination of employment With Reason.

          (b) The Company may terminate Executive's employment at any time for Just Cause. For purposes of this Agreement, "Just Cause" shall mean: (i)
     (A) a material breach by Executive of this Agreement, (B) a material breach of Executive's duty of loyalty to the Company or its affiliates, or (C) willful malfeasance or fraud or dishonesty of a substantial nature in performing Executive's services on behalf of the Company or its affiliates, which in each case is willful and deliberate on Executive's part and committed in bad faith or without reasonable belief that such breach or action is in the best interests of the Company or its affiliates; (ii) Executive's use of alcohol or drugs (other than drugs prescribed to Executive by a physician and used by Executive for their intended purposes for which they had been prescribed) or other repeated conduct which materially and repeatedly interferes with the performance of his duties hereunder, which materially compromises the integrity or the reputation of the Company or its affiliates, or which results in other substantial economic harm to the Company or its affiliates;

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     (iii) Executive's conviction by a court of law, admission that he is guilty, or entry of a plea of nolo contendere with regard to a felony or other crime involving moral turpitude; (iv) Executive's unscheduled absence from his employment duties other than as a result of illness or disability, for whatever cause, for a period of more than ten (10) consecutive days, without consent from the Company prior to the expiration of the ten (10) day period; or (v) Executive's failure to take action or to abstain from taking action, as directed in writing by a member of the board or a higher ranking executive of the Company or Conseco, where such failure continues after Executive has been given written notice of such failure and at least five (5) business days thereafter to cure such failure.

          No termination shall be deemed to be a termination by the Company for Just Cause if the termination is as a result of Executive refusing to act in a manner that would be a violation of applicable law or where Executive acts (or refrains from taking action) in good faith in accordance with directions of a member of the board or higher ranking executive but was unable to attain the desired results because such results were inherently unreasonable or unattainable.

          (c) The Company may terminate Executive's employment in a Control Termination. A "Control Termination" shall mean any termination by the Company (or its successor) of Executive's employment for any reason within six months in anticipation of or within two years following a Change in Control of the Company.

          The term "Change in Control" shall mean the occurrence of any of the following:

               (i) the acquisition (other than an acquisition in connection with a "Non-Control Transaction") by any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) of "beneficial ownership" (as such term is defined in Rule 13d-3 promulgated under the 1934 Act), directly or indirectly, of securities of the Company or its Ultimate Parent representing 51% or more of the combined voting power of the then outstanding securities of Conseco or its Ultimate Parent entitled to vote generally with respect to the election of the board of directors of the Company or its Ultimate Parent; or

               (ii) as a result of or in connection with a tender or exchange offer or contest for election of directors, individual board members of Conseco (identified as of the date of commencement of such tender or exchange offer, or the commencement of such election contest, as the case may be) cease to constitute at least a majority of the board of directors of Conseco; or

               (iii) the consummation of a merger, consolidation or reorganization with or into Conseco unless (x) the stockholders of Conseco immediately before such transaction beneficially own, directly or indirectly, immediately following such transaction securities representing 51% or more of the combined voting power of the then outstanding securities entitled to vote generally with respect to the election of the board of directors of Conseco (or its successor) or, if applicable,

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          the Ultimate Parent and (y) individual board members of Conseco
          (identified as of the date that a binding agreement providing for such transaction is signed) constitute at least a majority of the board of directors of Conseco (or its successor) or, if applicable, the Ultimate Parent (a transaction to which clauses (x) and (y) apply, a "Non-Control Transaction").

     For purposes of this Agreement, "Ultimate Parent" shall mean the parent corporation (or if there is more than one parent corporation, the ultimate parent corporation) that, following a transaction, directly or indirectly beneficially owns a majority of the voting power of the outstanding securities entitled to vote with respect to the election of the board of directors of Conseco (or its successor).

          (d) At Executive's option, he may terminate employment with the Company "With Reason" provided one or more of the following conditions are met: (i) his role or duties have been materially diminished by changes in responsibilities or authority; (ii) Executive is required to report to anyone other than the President of Conseco (or such other senior officer of Conseco or Conseco Insurance Group designated by the President of Conseco);
     (iii) Executive is required to relocate his primary office more than 25 miles from Carmel, Indiana, without Executive's consent, (iv) any reduction in Executive's Base Salary or Target Bonus, or (v) there is a "Change in Control" as defined in Section 10(c) and, following Executive's written request made prior to the Change in Control, the ultimate parent entity or entities directly or indirectly gaining control of a majority of Conseco's Board or outstanding securities entitled to vote with respect to Conseco's Board fails to affirm and guarantee the Company's current and future obligations under this Agreement.

          (e) Upon termination of Executive's employment with the Company for any reason (whether voluntary or involuntary), Executive shall be deemed to have voluntarily resigned from all positions that Executive may then hold with the Company and any of its affiliates; provided that such deemed resignation shall not adversely affect Executive's rights to compensation or benefits under Section 11 of this Agreement and shall not affect the determination of whether Executive's termination was for Just Cause.

     11. Payments Following Termination.

          (a) In the event that Executive's employment is terminated by the Company for Just Cause (as defined herein), upon non-renewal by the Company or Executive, or Executive voluntarily resigns (other than With Reason), then the Company immediately shall pay Executive a cash payment of his Base Salary as provided in Section 5(a) hereof that was earned but unpaid as of the date of termination. If Executive's employment ends upon non-renewal by the Company or Executive, then Executive shall also be entitled to receive the applicable bonus under Section 5(b) hereof at the same time that similar payments are made to other Company executives if Executive remains employed through the end of the Term. Any options or restricted stock held by Executive on the date of termination for the reasons set forth in this
     Section 11(a) shall vest only through the date of termination according to the normal vesting schedule applicable to such options or

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     restricted stock, and Executive shall not receive any accelerated or additional vesting of such stock or options on or after such date.

          (b) In the event Executive's employment is terminated by the death of Executive, then the Company shall pay Executive's estate a cash lump sum of the sum of (i) the remaining payments of Base Salary described in Section 5(a) that would have been payable to Executive through the date of death,
     (ii) a pro-rata portion of the Target Bonus for the year in which his death occurs plus the Target Bonus for the preceding year if his death occurs after year-end but before such bonuses are paid and (iii) the amounts payable pursuant to Section 5(d) hereof (to the extent not already paid). Any options or restricted stock held by Executive on the date of termination for the reasons set forth in this Section 11(b) shall vest only through the date of termination according to the normal vesting schedule applicable to such options or restricted stock, and Executive shall not receive any accelerated or additional vesting of such stock or options on or after such date.

          (c) In the event that Executive is terminated by the Company without Just Cause (and other than non-renewal, death, disability or a Control Termination) or by Executive With Reason, then the Company shall pay Executive (i) on a basis consistent with the timing of the Company's normal payroll processing, the remaining payments of Base Salary described in
     Section 5(a) that would have been payable to Executive through the date of his termination of employment, (ii) his Base Salary (in the form of salary continuation on a pro-rata basis with or without medical and dental benefits, at the Executive's election and cost) for the 12-month period following his termination of employment, (iii) a cash lump sum equal to a pro-rata portion of the Target Bonus for the year in which the date of termination occurs plus the Target Bonus for the preceding year if termination occurs after year-end but before such bonuses are paid and (iv) the amounts payable pursuant to Section 5(d) hereof (to the extent not already paid). Any options or restricted stock held by Executive on the date of termination for the reasons set forth in this Section 11(c) shall vest only through the date of termination according to the normal vesting schedule applicable to such options or restricted stock, and Executive shall not receive any accelerated or additional vesting of such stock or options on or after such date.

          (d) In the event that Executive is terminated by the Company (or its successor) in a Control Termination as so defined, then the Company shall pay Executive (i) on a basis consistent with the timing of the Company's normal payroll processing, the remaining payments of Base Salary described in Section 5(a) that would have been payable to Executive through the date of his termination of employment, (ii) his Base Salary and Target Bonus (in the form of salary continuation on a pro-rata basis with or without medical and dental benefits at the cost charged to active employees) for the 12-month period following his termination of employment, (iii) a cash lump sum equal to a pro-rata portion of the Target Bonus for the year in which the date of termination occurs plus the Target Bonus for the preceding year if termination occurs after year-end but before such bonuses are paid and
     (iv) the amounts payable pursuant to Section 5(d) hereof (to the extent not already paid). To the extent that Executive is terminated in a

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     Control Termination that occurs in anticipation of a Change in Control, any options or restricted stock held by Executive shall fully vest, retroactive to the date of termination, upon the occurrence of the Change in Control.

          (e) Notwithstanding anything to the contrary, in the event that Executive's employment terminates, the Company shall pay to Executive, in accordance with its standard payroll practice, Executive's accrued vacation.

          (f) Notwithstanding anything to the contrary, payment of severance under this Agreement is conditioned upon the execution by Executive of a separation and release agreement in a form acceptable to the Company and the observation of such waiting or revocation periods, if any, before and after execution of the agreement by Executive as are required by law, such as, for example, the waiting or revocation periods required for a waiver and release to be effective with respect to claims under the Age Discrimination in Employment Act, provided that the Company delivers to Executive such agreement within seven days of the date of his termination.

     12. Change in Control. In the event of a Change in Control, Executive will be entitled to the full vesting of any options and restricted stock held by Executive on the date of such Change in Control.

     13. Character of Termination Payments. The amounts payable to Executive upon any termination of his employment shall be considered severance pay in consideration of past services rendered on behalf of the Company and his continued service from the date hereof to the date he becomes entitled to such payments and shall be the sole amount of severance pay to which Executive is entitled from the Company and its affiliates upon termination of his employment during the Term. Executive shall have no duty to mitigate his damages by seeking other employment.

     14. Representations of the Parties.

          (a) The Company represents and warrants to Executive that (i) this Agreement has been duly authorized, executed and delivered by the Company and constitutes valid and binding obligations of the Company; and (ii) the employment of Executive on the terms and conditions contained in this Agreement will not conflict with, result in a breach or violation of, constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to: (A) the certificate of formation, (B) the terms of any indenture, contract, lease, mortgage, deed of trust, note, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Company is a party or bound or to which its property is subject, or (C) any statute, law, rule, regulation, judgment, order or decree applicable to the Company, or any regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company.

          (b) Executive represents and warrants to the Company that: (i) this Agreement has been duly executed and delivered by Executive and constitutes a valid and binding

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     obligation of Executive; and (ii) neither the execution of this Agreement by Executive nor his employment by the Company on the terms and conditions contained herein will conflict with, result in a breach or violation of, or constitute a default under any agreement, obligation, condition, covenant or instrument to which Executive is a party or bound or to which his property is subject, or any statute, law, rule, regulation, judgment, order or decree applicable to Executive of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over Executive or any of his property.

     15. Arbitration of Disputes; Injunctive Relief.

          (a) Except as provided in subsection (b) below, any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by binding arbitration in the City of Indianapolis, Indiana, in accordance with the laws of the State of Indiana by three arbitrators, one of whom shall be appointed by the Company, one by Executive, and the third of whom shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the Chief Judge of the United States District Court for the Southern District of Indiana. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators, which shall be as provided in this Section. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Each party shall pay its own costs and expenses incurred in connection with the enforcement of this Agreement, regardless of the final outcome.

          (b) Executive acknowledges that a breach or threatened breach by Executive of Sections 8 or 9 of this Agreement will give rise to irreparable injury to the Company and that money damages will not be adequate relief for such injury. Notwithstanding paragraph (a) above, the Company and Executive agree that the Company may seek and obtain injunctive relief, including, without limitation, temporary restraining orders, preliminary injunctions and/or permanent injunctions, in a court of proper jurisdiction to restrain or prohibit a breach or threatened breach of
     Section 8 or 9 of this Agreement. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from Executive.

     16. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered mail to his residence, in the case of Executive, or to the business office of its General Counsel, in the case of the Company.

     17. Waiver of Breach and Severability. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by either party. In the event any provision of this Agreement is found to be invalid or unenforceable, it may be severed from the Agreement, and the remaining provisions of the Agreement shall continue to be binding and effective.

     18. Entire Agreement. Other than any equity award agreements entered into pursuant to an applicable long-term incentive plan, this instrument contains the entire agreement of the parties and, as of the Effective Date, supersedes all other obligations of the Company and its affiliates under other agreements or otherwise. The compensation and benefits to be paid under the terms of this Agreement are in lieu of all other compensation or benefits to which Executive is entitled from Conseco, the Company, and its affiliates. This Agreement may not be changed orally, but only by an instrument in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

     19. Binding Agreement and Governing Law; Assignment Limited. This Agreement shall be binding upon and shall inure to the benefit of the parties and their lawful successors in interest (including, without limitation, Executive's estate, heirs and personal representatives) and, except for issues or matters as to which federal law is applicable, shall be construed in accordance with and governed by the laws of the State of Indiana. This Agreement is personal to each of the parties hereto, and neither party may assign or delegate any of its rights or obligations hereunder without the prior written consent of the other.

     20. Indemnification. If Executive was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he or she is or was an officer or employee of the Company or any of its affiliates, Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys' fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by Executive in connection therewith and such indemnification shall continue as to Executive if he ceases to be an officer or employee and shall inure to the benefit of Executive's heirs, executors and administrators; provided, however, that the Company shall indemnify Executive in connection with a proceeding (or part thereof) initiated by Executive only if such Proceeding (or part thereof) was authorized by the Board of Directors of the Company. The right to indemnification conferred in this paragraph shall include the obligation of the Company to pay the expenses incurred in defending any such proceeding in advance of its final disposition (an "Advance of Expenses"); provided, however, that, if and to the extent that the Delaware General Corporation Law requires, an Advance of Expenses incurred by Executive in his capacity as an officer or employee shall be made only upon delivery to the Company of an undertaking, by or on behalf of Executive, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that Executive is not entitled to be indemnified for such expenses under this paragraph or otherwise.

     21. No Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not intended to confer third-party beneficiary rights upon any other person.

     22. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written, effective as of the Effective Date.


                                           COMPANY:
                                           CONSECO SERVICES, LLC

                                           /s/ Daniel J. Murphy
                                           ------------------------------------
                                           Daniel J. Murphy
                                           President


                                           EXECUTIVE:

                                           /s/ Steven M. Stecher
                                           ------------------------------------
                                           Steven M. Stecher